Exhibit 10.20

ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated as of the 25th day of February, 2021 is made between:

HOLLYWEED NORTH CANNABIS INC., a corporation incorporated under the laws of the Province of British Columbia, Canada (the “Purchaser”)

- and -

CHRIS MCELVANY, an individual resident in the Town of Dorado, Puerto Rico (the “Vendor”)

WHEREAS the Vendor desires to sell to the Purchaser and the Purchaser desires to purchase to the Assets upon the terms and conditions set out in this Agreement;

AND WHEREAS the Vendor is the legal and beneficial owner of the Assets (as hereinafter

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

ARTICLE 1
INTERPRETATION

1.1	Definitions.

In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

(a)	“Assets” means the Equipment and the Goodwill;

(b)	“Closing” means the completion of the purchase and sale of the Assets in accordance with the provisions of this Agreement;

(c)	“Closing Date” means February 25, 2021 or such earlier or later date as agreed to by the parties;

(d)	“Encumbrance” means any and all liens, encumbrances, charges, security interests, leases, mortgages, charges and claims whatsoever, including without limitation security registrations against the Vendor or any of the Assets;

(e)	“Equipment” means all equipment, property and assets, owned by the Vendor as listed on Schedule “A” to this Agreement;

(f)	“Goodwill” means the exclusive right of the Purchaser to represent itself as carrying on the business utilizing the Equipment;

(g)	“Purchase Price” has the meaning given in Section 2.3;

(h)	“Purchase Shares” has the meaning given in Section 2.3 and

(i)	“$” means CDN Dollars.

1.2	Section and Schedule References.

Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement. The Schedules attached to and incorporated by reference to this Agreement are as follows:

Schedule “A” – Equipment

Schedule “B” - Copy of Consulting Agreement with the Vendor

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1	Sale and Purchase of Assets.

At the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Vendor shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from Vendor, all right, title and interest of the Vendor in and to the following (each and all of the foregoing items being herein collectively referred to as the “Assets”):

(a)	the Equipment, listed in the attached Schedule “A”; and

(b)	the Goodwill.

2.2	Assumption of Liabilities.

Except as specifically provided for in this Agreement, the Purchaser does not assume, agree to pay, perform or discharge or otherwise have any responsibility for any obligation, commitment or liability of and claims (whether absolute, accrued or contingent) relating to the Assets or the Vendor arising prior to the Closing Date. However, the Purchaser shall assume, agree to pay, perform or discharge and otherwise assume responsibility for all obligations, commitments and liability of and claims (whether absolute, accrued or contingent) relating to the Assets arising after the Closing Date.

2.3	Purchase Price.

The purchase price payable (the “Purchase Price”) by the Purchaser to the Vendor for the Assets is CDN$2,140,000 which will be paid by the issuance at Closing of 17,833,333 Class B common shares in the capital stock of the Purchaser at a deemed issue price of $0.12 per share (the “Purchase Shares”).

2.4	Allocation of Purchase Price.

The Purchase Price shall be allocated among the Assets as follows:

All of the Equipment as detailed in the attached Schedule “A”	$1,452,163
All of the Goodwill	$687,837

The Purchaser and the Vendor shall follow the allocations set out above in determining and reporting their liabilities for any taxes and, without limitation, shall file their respective income tax returns.

2.5	Goods and Services Tax.

The Vendor is a non-resident of Canada and is not a registrant for GST purposes in accordance with the provisions of the Excise Tax Act (Canada) and will not be a registrant for GST purposes on the Closing Date. Should the Vendor become registered for GST prior to the Closing Date, the Vendor shall pay the amount of the GST, any interest thereon and any penalties with respect thereto required by law.

2.6	Discharge of Encumbrance and Payment of Debts and Liabilities.

It is expressly understood and agreed that except as expressly provided for in this Agreement, the Purchaser shall purchase the Assets free and clear of any and all Encumbrances. The Vendor shall be responsible for payment of all liabilities, whether due, accruing due, deemed due, absolute or contingent, of the Vendor which are outstanding at the Closing Date and the Purchaser shall not assume, or be responsible for any liabilities of the Vendor. Without limiting the generality of the foregoing, the monies paid in trust shall be delivered upon the undertaking of the Vendor’s solicitors to:

(a)	pay all commissions, sales fees and similar charges payable in respect of the sale of the Assets, if any;

(b)	pay out and obtain, and register, a discharge of any and all Encumbrances, whether registered or unregistered, in relation to the Assets or the Sublease as specified in writing at Closing by the Purchaser or the Purchaser’s solicitors; and

(c)	pay out and discharge any and all leases of any Assets (and thereby acquiring title thereto), whether registered or unregistered, as specified in writing at Closing by the Purchaser or the Purchaser’s solicitors.

ARTICLE 3
CLOSING ARRANGEMENTS

3.1	Vendor’s Closing Deliveries.

At the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser the following documents:

(a)	a general conveyance/bill of sale of the Assets; and

(b)	all deeds of conveyance, bills of sale, assurances, transfers, assignments, consents, and such other agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement.

3.2	Purchaser’s Closing Deliveries.

At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor:

(a)	the Purchase Shares duly registered in the name of the Purchaser; and

(b)	all such other agreements, documents and instruments as may be reasonably required or requested by the Vendor to complete the transactions provided for in this Agreement.

3.3	Purchaser’s Closing Conditions.

The transactions herein contemplated, including the sale and purchase of the Assets in accordance with the terms of this Agreement, are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Purchaser. Each of such conditions is to be fulfilled and/or performed at or prior to the Closing Date. The Vendor agrees to use its best efforts to cause each of such conditions to be fulfilled and/or performed at or prior to the Closing Date:

(i)	the representations and warranties of the Vendor contained in this Agreement shall be true and correct on the date hereof and at the Closing Date with the same force and effect as if such representations and warranties had been made on and as of each of such times;

(ii)	the Vendor shall have performed all obligations, covenants and agreements contained in this Agreement to be performed by the Vendor at or prior to the Closing Date; and

(iii)	no legal proceeding shall have been commenced or shall be pending or threatened against the Vendor at law or in equity or before or by an tribunal which would affect the title of the Vendor to the Assets or would enjoin, restrict or prohibit or would have the effect of preventing the completion of the transactions herein contemplated, including the sale and purchase of the Assets in accordance with the terms of this Agreement.

In the event that any condition, obligation, covenant or agreement of the Vendor to be fulfilled and/or performed hereunder at or prior to the Closing Date, including, without limitation, the conditions set forth in this Section 3.3 shall not be fulfilled and/or performed at or prior to the Closing Date, the Purchaser may rescind this Agreement by notice to the Vendor provided, however, that any of the said conditions, obligations, covenants or agreements may be waived in whole or in part by the Purchaser without prejudice to the Purchaser’s right of rescission in the event of the non fulfillment and/or non performance of any other condition, obligation, covenant or agreement, any such waiver to be binding on the Purchaser only if the same is in writing.

3.4	Vendor’s Closing Conditions.

The transactions herein contemplated, including the sale and purchase of the Assets in accordance with the terms of this Agreement, are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Vendor. Each of such conditions is to be fulfilled and/or performed at or prior to the Closing Date. The Purchaser agrees to use its best efforts to cause each of such conditions to be fulfilled and/or performed at or prior to the Closing Date:

(a)	the representations and warranties of the Purchaser contained in this Agreement shall be true and correct on the date hereof and at the Closing Date with the same force and effect as if such representations and warranties had been made on and as of each of such times;

(b)	the Purchaser shall have performed all obligations, covenants and agreements contained in this Agreement to be performed by the Purchaser at or prior to the Closing Date;

(c)	no legal proceeding shall have been commenced or shall be pending or threatened against the Purchaser at law or in equity or before or by an tribunal which would have the effect of preventing the completion of the transactions herein contemplated, including the sale and purchase of the Assets in accordance with the terms of this Agreement; and

(d)	the Purchaser shall have delivered to the Vendor, prior to the Closing Date, a business summary which shall be acceptable to the Vendor.

In the event that any condition, obligation, covenant or agreement of the Purchaser to be fulfilled and/or performed hereunder at or prior to the Closing Date, including, without limitation, the conditions set forth in this Section 3.4 shall not be fulfilled and/or performed at or prior to the Closing Date, the Vendor may rescind this Agreement by notice to the Purchaser provided, however, that any of the said conditions, obligations, covenants or agreements may be waived in whole or in part by the Vendor without prejudice to the Vendor’s right of rescission in the event of the non fulfillment and/or non performance of any other condition, obligation, covenant or agreement, any such waiver to be binding on the Vendor only if the same is in writing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Vendor.

The Vendor represents and warrants to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in completing the transactions contemplated hereby, as follows:

(a)	Due Authorization. The Vendor has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out their respective obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by the Vendor.

(b)	Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of each of the Vendor, enforceable against the Vendor in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(c)	Assets. The Vendor has, good and marketable title to all of the Assets, free and clear of all encumbrances and charges and no party has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Vendor of any of the Assets, or any right or interest therein.

(d)	Quality of Equipment. All machinery and equipment forming the Equipment is in reasonable operating condition and in a reasonable state of repair and maintenance, subject to ordinary wear and tear for equipment of comparable age, and has not suffered any material damage.

(e)	Possession. None of the Assets are in the possession of or under the control of any person other than the Vendor.

(f)	Residence of Vendor. The Vendor is a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

(g)	Taxes: The Vendor is not in arrears or in default in respect of the filing of any required knowledge, no claim for additional taxes, filing fees, or other amounts and assessments has been made that has not been paid and which could result in a claim against the Purchased Assets.

(h)	Liabilities: There are no liabilities of the Vendor of any kind whatsoever, contingent or otherwise, relating to the Purchased Assets existing on the date hereof.

(i)	No Actions or Suits. There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or by any regulatory body or governmental or non-governmental body pending or threatened by or against the Vendor related to or affecting the Assets.

(j)	Knowledge of Matters Generally: The Vendor has no information or knowledge of any facts relating to the Assets which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from entering into this Agreement and completing the transactions herein contemplated.

4.2	Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants to the Vendor as follows:

(a)	Incorporation and Power. The Purchaser is a corporation organized under the laws of the Province of Alberta and is duly organized and validly subsisting under such laws. The Purchaser has the corporate power and authority to enter into this Agreement and the transactions contemplated thereby.

(b)	Due Authorization. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by the Purchaser.

(c)	Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(d)	Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Purchaser and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following: a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Purchaser.

(e)	Purchase Shares Fully Paid; Non-Assessable. Each of the Purchase Shares has been duly allotted for issuance and will upon issuance be issued as fully paid and non-assessable shares of the Purchaser.

(f)	Residence of Purchaser. The Purchaser is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

4.3	Survival of Representations and Warranties.

(a)	The representations and warranties of the Vendor contained in Section 4.1 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of three years from the Closing Date, and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Purchaser, after which time the Vendor shall be released from all obligations in respect of such representations and warranties except with respect to any claims asserted by the Purchaser in writing (setting out in reasonable detail the nature of the claim and the approximate amount of such claim) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Vendor set out in Section 4.1 which relate to the incorporation of the Vendor, the due authorization of this Agreement by the Vendor and the enforceability o

(b)	The representations and warranties of the Purchaser contained in Section 4.2 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of three years from the Closing Date, and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Vendor, after which time the Purchaser shall be released from all obligations in respect of such representations and warranties except with respect to any claims asserted by the Vendor in writing (setting out in reasonable detail the nature of the claim and the approximate amount of such claim) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Purchaser set out in Section 4.2 which relate to the incorporation of the Purchaser, the due authorization of this Agreement by the Purc

ARTICLE 5
COVENANTS OF THE PARTIES AFTER CLOSING

5.1	Required Consents and Filings

Promptly after the execution hereof, each of the Vendor and Purchaser shall use its commercially reasonable efforts to obtain all consents, approvals, transfers, permissions, waivers, orders and authorizations of (and make all necessary filings or registrations with) all courts, governmental agencies and bodies and other third parties which are required to be obtained or made by it in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 6
INDEMNIFICATION

6.1	Indemnity by the Vendor

The Vendor covenants and agrees to indemnify and hold harmless the Purchaser from and against:

(a)	any and all loss, damages, expenses, costs, liabilities and deficiencies:

(i)	resulting from any misrepresentation, misstatement, breach of warranty or the non-fulfilment of any covenant on the part of the Vendor under this Agreement or under any document or instrument delivered pursuant hereto or in connection herewith; or

(ii)	arising in connection with the affairs of the Vendor and the operation of its business prior to the Closing Date; and

(b)	any and all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs and expenses (including any payment made in good faith in settlement of any claim or potential claim, and including the full amount of any reasonable legal expenses invoiced to the Purchaser) which arise or are made or claimed against or are suffered or incurred by the Purchaser, as the case may be, in respect of any of the foregoing.

6.2	Indemnity by the Purchaser

The Purchaser shall indemnify and hold the Vendor harmless in respect of any claim, damage, action, cause of action, loss, cost, liability or expense (including legal fees on a solicitor-client basis) which may be made or brought against any of such parties or which such party may suffer or incur, directly or indirectly, as a result of, in respect of, or arising out of:

(a)	any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

(b)	any breach of or any non-fulfillment of any covenant on the part of the Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to or in relation to this Agreement; or

(c)	any action, agreement, liability or other thing relating to the Assets which arose or accrued after the Closing Date.

6.3	Limitation of Liability.

In addition to, and without limiting the foregoing, neither of the parties, and its respective, directors, officers, employees, and agents shall, under any circumstances, be liable for any direct, consequential, incidental, indirect or special damages, of any kind, or any other damages whatsoever, even if any of them has been apprised of the likelihood of such damages occurring. The aforementioned limitations and exclusions will apply to each of the parties to the fullest extent that applicable law permits, in all actions of any kind, whether based on contract, tort (including, without limitation, negligence) or any other legal or equitable theory.

ARTICLE 7
GENERAL

7.1	Further Assurances.

Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things that the other Party may reasonably require, for the purposes of giving effect to this Agreement.

7.2	Notices.

Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

if to the Vendor, to:

Chris McElvany

[address]
Email: supercriticallabs@gmail.com
Fax: (●)●

(i)	if to the Purchaser, to:

Hollyweed North Cannabis Inc.
1250, 639 5th Ave. SW
Calgary, Alberta T2P 0M9
Attention: Scott Reeves
Email: sreeves@tinglemerrett.com
Fax: (403) 571-8008

Any party may from time to time change its address under this Section 7.2 by notice to the other party given in the manner provided by this Section.

7.3	Entire Agreement.

Except with respect to the Note and General Security Agreement, which are referenced herein, this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes, all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

7.4	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada and shall be treated, in all respects, as an Alberta contract and the parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the Province of Alberta for all matters arising out of or in connection with this Agreement or any of the transactions contemplated hereby.

7.5	Successors and Assigns.

This Agreement shall enure to the benefit of, and be binding on, the parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other party.

7.6	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

HOLLYWEED NORTH CANNABIS INC.

	Per:	/s/ Authorized Signatory

/s/ Chris McElvany
Witness	CHRIS MCELVANY

SCHEDULE “A”

EQUIPMENT

Schedule A

SCHEDULE “B”

COPY OF MCELVANY CONSULTING AGREEMENT

Schedule B